Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2005 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of SFBC International, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference in this Registration Statement (Registration No. 333-120152). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports. We have also issued our report dated February 21, 2005 accompanying the consolidated financial statements of PharmaNet, Inc. as of December 22, 2004 and for the period from January 1, 2004 to December 22, 2004 included in SFBC International, Inc.’s Form 8-K filed with the Securities and Exchange Commission on March 8, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report. We have also issued our report dated February 2, 2005 accompanying the consolidated financial statements of PharmaNet, Inc. as of December 31, 2002 and for the two years then ended included in SFBC International, Inc.’s Form 8-K/A filed with the Securities Exchange Commission on February 8, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report. We consent to the use of our name as it appears under the caption of “Experts.”

/s/ Grant Thornton LLP

Miami, Florida
July 27, 2005